Exhibit 10.1

FIRST AMENDMENT

TO THE

FIRST AMERICAN FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of January 1, 2012)

WHEREAS, First American Financial Corporation (the “Company”) maintains the First American Financial Corporation Deferred Compensation Plan, as amended and restated effective as of January 1, 2012 (the “Plan”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Company’s Administrative Benefits Plan Committee may amend the Plan at any time.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows effective as of July 1, 2015:

1.A new sentence is added to the end of the second paragraph of the section titled “Restatement of Plan” to read as follows:

“The portion of this Plan applicable to Non-Employee Directors is not subject to ERISA.”

2.Section 1.2(f) of the Plan is amended to read as follows:

(f)“Bonuses” means such additional amounts of income or incentive pay as a Participating Company may determine to pay to an employee, as determined in the sole and absolute discretion of such Participating Company. Neither (i) income attributable to equity-based compensation nor (ii) any cash bonus amounts that are subject to a right of recoupment or clawback provision will be included in this definition.

3.Section 1.2(k) of the Plan is amended to read as follows:

(k)“Compensation” means, with respect to all Participants other than Non-Employee Directors, the Base Salary, Commissions and Bonuses that the Participant is entitled to receive for services rendered to the Company. With respect to Participants who are Non-Employee Directors, “Compensation” means the cash compensation the Participant is entitled to receive for such individual’s service to the Company, including, but not limited to (i) any annual retainer for service on the Board or any committee thereof, (ii) any fees for attending meetings of the Board or any committee thereof, (iii) any retainer for service as the lead independent director of the Company or as chairman of the Board or any committee thereof, and (iv) any fees or retainers received for service on the board of directors of any Participating Company. All deferral elections are applied to the Plan Year in which the Compensation is earned, regardless of when it is paid.

Deferral elections covered under subsection (w) shall not include Compensation earned prior to the expiration of the 30-day period reflected at subsection (w).

4.A new sentence is added to the end of Section 1.2(r) of the Plan, to read as follows:

“In addition, on an after July 1, 2015, the term “Eligible Employee” shall include all Non-Employee Directors.”

5.Section 1.2(w) of the Plan is amended to read as follows:

(w)“Initial Election Period” means the 30-day period immediately following the date (i) a Non-Employee Director is first elected to the Board or otherwise eligible to participate in the Plan (ii) an employee shall first be designated by the Company as an Eligible Employee for purposes of Article 2 of the Plan or any other account based plan established or maintained by the Company or any Affiliate that allows for the elective deferral of compensation, as determined under Treasury Regulations section 1.409A-1(c)(2)(i)(A).

6.The first sentence of Section 1.2(mm) of the Plan is amended to read as follows:

“Separation from Service” means the date on which a Participant ceases to be an employee or Non-Employee Director of the Company (or any Affiliate) on account of the Participant’s retirement, death, or other termination of employment or service.

7.A new Section 1.2(rr) is added to the Plan to read as follows:

“Non-Employee Director” means any individual who is a member of the Board, but not an officer (other than Chairman of the Board) or employee of the Company

8.The second sentence of Section 2.1 of the Plan is amended to read as follows:

If a Participant has a Separation from Service and is subsequently reemployed or re-elected to the Board, the Participant may not reenter the Plan until the Plan Year that follows a period of twenty-four (24) months from the date of the Participant’s last Separation from Service.

9.The final sentence of Section 3.2(a) of the Plan is amended to read as follows:

If a Participant makes an election to receive installments with respect to deferrals that apply to one or more Plan Years and later experiences a Separation from Service, and begins to receive such installment payments and is then later rehired or re-elected to the Board, such installment payments related to the Participant’s prior period of service must continue to be paid as if the Participant was never rehired or re-elected.

10.The last sentence of Section 4.1(a) is amended to read as follows:

Deferrals of Commissions, Bonuses and any Non-Employee Director Compensation will be deducted when such amounts would otherwise be paid.

11.Except as provided for above, the Plan as in effect prior to this amendment shall continue in effect unchanged.

IN WITNESS WHEREOF, the First American Financial Corporation Administrative Benefits Plan Committee has caused this First Amendment to the First American Financial Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2012 to be executed effective as of the date given above, on this first day of July, 2015.

Administrative Benefits Plan Committee

By:	/s/ Mark Rutherford
Name:	Mark Rutherford
Title: Chairman, First American Financial Corporation Administrative Benefits Plan Committee

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